Exhibit 99.1

Whole Earth Brands, Inc. Reports Fourth Quarter and Full Year 2020 Financial Results and Provides 2021 Guidance

Fourth Quarter 2020 Results Driven by 24.6% Revenue Growth in the Branded CPG Segment with Consolidated Net Revenue Growth of 10.1%

Recently Completed Acquisitions of Swerve (November 2020) and Wholesome (February 2021)

Provides Fiscal Year 2021 Guidance and Raises Long-Term Product Revenue Growth Target

Chicago, Illinois – March 16, 2021 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles by providing access to premium plant-based sweeteners, flavor enhancers and other foods through a diverse portfolio of trusted brands and delicious products, today announced its financial results for its fourth quarter and full year ended December 31, 2020. The Company also provided fiscal year 2021 guidance and updated its long-term growth targets.

Irwin D. Simon, Executive Chairman, stated, “We are delighted by our strategic and operational accomplishments in our first eight months as a public company. With the completion of our acquisitions of Swerve during the fourth quarter and of Wholesome in February, we are poised for a strong 2021, supported by a portfolio of leading brands, global distribution capabilities, and a high-quality asset-lite model, while continuing to generate strong free cash flow and manage our capital allocation model thoughtfully.”

Albert Manzone, Chief Executive Officer, commented, “We delivered strong fourth quarter performance as we saw an acceleration of our Branded CPG segment product revenue growth with notable market share gains in our natural products business. We believe we are well-positioned to compete in this growing market. Our addressable market in the ‘better-for-you sweetener’ category has sustainable, secular tailwinds that our Branded CPG portfolio is distinctly able to take advantage of given our innovative products, distribution strength, and global scale. Despite certain COVID-19 headwinds that impacted our Flavors & Ingredients segment, the business continues to produce strong operating income driven by its diverse end-markets. Looking ahead, the additions of Swerve and Wholesome significantly strengthen our leadership position and the integration of both is proceeding as planned. With a healthy balance sheet, a clear vision for our future, and an exceptional team, we believe we can achieve sustainable growth through innovation, continued brand building, increased market penetration in the U.S. and globally, and a world class supply chain. As a result, we are excited to increase our long-term product revenue growth target.”

FOURTH QUARTER 2020 HIGHLIGHTS

Our consolidated financials reflect both predecessor and successor periods indicative of the June 25, 2020 business combination date. The fourth quarter results discussed below compare the successor’s 2020 fourth quarter results ended December 31, 2020 to the predecessor’s 2019 fourth quarter results ended December 31, 2019.

Additionally, we completed the acquisition of Swerve on November 10, 2020. Our reported results include Swerve from that date onwards.

•	Consolidated product revenues were $75.7 million, an increase of 10.1% on a reported basis and an increase of 8.5% on a constant currency basis, as compared to the prior year fourth quarter. Included in Q4 2020 revenue was $4.3 million related to the Swerve acquisition. Excluding Swerve, organic product revenue grew 3.8%, or increased 2.2% on a constant currency basis, compared to the prior year fourth quarter.

•	Branded CPG segment product revenues were $53.3 million, an increase of 24.6% and an increase of 22.1% on a constant currency basis, as compared to the prior year fourth quarter. Constant currency results reflect the combination of strong growth in North America retail and e-commerce channels partially offset by foodservice channel softness associated with the COVID-19 pandemic. Excluding Swerve, segment organic product revenue grew 14.5% compared to the prior year fourth quarter, or increased 12.0% on a constant currency basis.

•	Flavors & Ingredients segment product revenues were $22.4 million, a decrease of 13.9% in the fourth quarter, driven by timing within 2020 and COVID-19 impact on customer orders.

•	Reported gross profit was $25.2 million, down from $26.2 million in the prior year fourth quarter, and gross profit margin of 33.3% in the fourth quarter of 2020, was down from 38.1% in the prior year period. Results were negatively influenced by a $3.9 million non-cash purchase accounting charge, partially offset by a $1.5 million contribution from the Swerve acquisition.

•	Adjusted Gross Profit Margin, when adjusting for all non-cash and cash adjustments, was 41.8% up from 41.1% in the prior year driven by favorable product mix in the Branded CPG segment and productivity.

•	Consolidated operating loss was $6.9 million compared to operating income of $5.5 million in the prior year and consolidated net loss was $5.1 million in the fourth quarter of 2020 compared to net income of $12.9 million in the prior year. These two figures reflect $5.0 million of M&A transaction costs, $4.4 million of both ongoing and one-time public company costs and $3.9 million non-cash purchase accounting adjustments which were not incurred in the prior year’s predecessor period.

•	Consolidated Adjusted EBITDA increased 5.8% to $14.0 million driven by revenue growth and productivity, partially offset by public company costs.

SEGMENT RESULTS

Branded CPG Segment

Branded CPG segment product revenues increased $10.5 million, or 24.6%, to $53.3 million for the fourth quarter of 2020, compared to $42.8 million for the same period in the prior year. On a constant currency basis, product revenues increased 22.1% driven by strong retail and e-commerce growth in our North American business and the addition of Swerve, partially offset by foodservice softness. Excluding Swerve, segment organic product revenue grew 14.5% compared to the prior year fourth quarter, an increase of 12.0% on a constant currency basis.

Operating loss on a GAAP basis was $4.9 million in the fourth quarter of 2020 compared to operating income, on a GAAP basis, of $2.6 million for the same period in the prior year. The decrease was driven primarily by $5.0 million of M&A transaction costs and $4.4 million of both ongoing and one-time public company costs that are included in the Company’s Branded CPG segment.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues decreased 13.9% to $22.4 million for the fourth quarter of 2020, compared to $26.0 million for the same period in the prior year. The decrease was primarily driven by timing of shipments within 2020 and impacts from COVID-19.

Operating loss was $2.0 million in the fourth quarter of 2020 compared to operating income of $2.9 million in the prior year period. The decrease was driven by a $3.4 million non-cash purchase accounting adjustment related to inventory revaluations and $1.4 million of amortization of intangible assets resulting from the June 25, 2020 business combination.

FULL YEAR 2020 HIGHLIGHTS

Our consolidated financial statements reflect both predecessor and successor periods indicative of the June 25, 2020 business combination date. The full year results disclosed below combine the successor period from June 26, 2020 through December 31, 2020 with the predecessor period from January 1, 2020 through June 25, 2020. The combined full year results are compared to the predecessor’s 2019 full year results.

Additionally, we completed the acquisition of Swerve on November 10, 2020. Our reported results include Swerve from that date onwards.

•	Consolidated product revenues of $275.5 million, an increase of 1.2% compared to full year 2019; also an increase of 1.2% on a constant currency basis. Included in full year 2020 revenue was $4.3 million related to the Swerve acquisition. Excluding Swerve, organic product revenue decreased 0.3% compared to the full year 2019.

•	Branded CPG segment product revenues of $177.6 million, an increase of 7.1%; also an increase of 7.1% on a constant currency basis. Excluding Swerve, segment organic product revenue grew 4.5% compared to the prior year on both a reported and constant currency basis. Growth was driven by strong retail and e-commerce category growth and share gains globally partially offset by softness in the foodservice channel. Growth was led by North America and Western Europe. Operating loss was $17.9 million compared to operating income of $10.3 million in the prior year period. The decrease was driven by a $11.1 million goodwill asset impairment charge, $9.1 million of ongoing and one-time public company costs, $7.5 million of business combination transaction costs, $5.0 million of M&A transaction costs and $4.0 million for a non-cash purchase accounting adjustment related to inventory which are not comparable to prior year.

•	Flavors & Ingredients segment product revenues of $97.9 million, a decrease of 7.9% as compared to the prior year. The decline was driven by lower revenues in the international business. Operating loss of $26.4 million, compared to operating income of $19.4 million in the prior year period. The decrease was driven by $29.5 million of asset impairment charges, $8.6 million of non-cash purchase accounting adjustment related to inventory revaluations, $4.2 million of transaction costs and $2.7 million of higher amortization of intangible assets resulting from the business combination, all not comparable to prior year.

•	Reported gross profit was $96.3 million, a decrease of $12.2 million from $108.5 million in the prior year, and gross profit margin was 34.9% in 2020, down from 39.9% in the prior year. Results were negatively influenced by a $12.6 million non-cash purchase accounting charges.

•	Adjusted Gross Profit Margin, when adjusting for all non-cash and cash adjustments, was 42.0% down from 42.6% in the prior year driven by product mix.

•	Consolidated operating loss was $44.3 million compared to $29.7 million of operating income in the prior year and consolidated net loss was $42.6 million for full year 2020 compared to net income of $30.8 million in the prior year. The decreases reflect non-cash asset impairment charges, purchase accounting adjustments, business combination transaction related costs and ongoing and one-time public company expenses which are not comparable to the prior year’s predecessor period.

•	Consolidated Adjusted EBITDA decreased 4.2% to $54.5 million driven by new ongoing public company costs, lower product revenues in our Flavors and Ingredients international business, partially offset by increased Branded CPG product revenues and productivity.

Cash Flow & Balance Sheet

The Company generated consolidated cash from operating activities of $10.5 million and capital expenditures were $8.0 million during full year 2020.

As of December 31, 2020, the Company had cash and cash equivalents of $16.9 million and $179.7 million of debt, net of unamortized debt issuance costs.

Subsequent to the end of fourth quarter, on February 5, 2021, the Company entered into an amended and restated credit agreement, in part, to finance its acquisition of WSO Investments, Inc. the holding company for Wholesome Sweeteners Incorporated (“Wholesome”). The new agreement provides for a new $75 million five-year revolving credit facility, and a $375 million seven-year senior secured first-lien term loan B. Reducing balance sheet leverage is a corporate priority and the Company estimates that it will achieve a ratio of net debt to Adjusted EBITDA of approximately 4.0x by December 31, 2021.

RECENT STRATEGIC ACQUISITIONS

During the fourth quarter, on November 10, 2020, the Company closed on its acquisition of Swerve, L.L.C and Swerve IP, L.L.C. (collectively, “Swerve”). Swerve is a marketer of the “Ultimate Sugar Replacement” and provides a key growth platform for the Company to expand its existing offerings in the alternative better-for-you sweetener space, which complements its existing sweetener portfolio.

As previously announced on February 8, 2021, the Company closed on its acquisition of Wholesome, the #1 organic sweetener brand in North America.

The acquisition of Wholesome and its previous purchase of Swerve, a rapidly growing manufacturer and marketer of a portfolio of zero sugar, keto-friendly, and plant-based sweeteners and baking mixes, have doubled the Company’s North American market share in only seven months since the closing of its business combination on June 25, 2020. These acquisitions significantly move the Company’s portfolio mix toward natural sweeteners, which now represent approximately 88% of its North American Branded CPG business.

Outlook

The Company is introducing its outlook for full year 2021, including the impact of its recent acquisitions of Swerve and Wholesome. The outlook includes expectations for growth on a proforma organic basis and margins for the combined business. The Company defines proforma organic growth to be as if the Company owned both Swerve and Wholesome for the full years 2020 and 2021. The Company’s 2021 outlook is as follows:

•	Net Product Revenues: $493 million to $505 million (representing reported growth of greater than 78%, and proforma organic growth of 3% to 5%)
•	Adjusted EBITDA: $82 million to $85 million (representing reported growth of greater than 50%, and proforma organic growth of 3% to 5%)
•	Adjusted Gross Profit Margin: 34% to 35% of product revenues
•	Adjusted EBITDA Margin: Approximately 17% of product revenues
•	Capital Expenditures: $10 million to $12 million
•	Tax Rate: Approximately 23%

The Company also updated its 3 to 5 year compound growth targets, which reflects the impact of its recent acquisitions, as follows:

•	Net Product Revenues Growth: Mid single Digits
•	Adjusted EBITDA Growth: Mid to High single Digits
•	Adjusted Gross Profit Margin: 34% to 36%
•	Adjusted EBITDA Margin: 17% to 19%
•	Capital Expenditures: Approximately 1.5% of product revenues
•	Tax Rate: Approximately 23%

Conference Call Details

The Company will host a conference call and webcast to review its fourth quarter and full year results today, Tuesday, March 16, 2021 at 8:30am EDT. The conference call can be accessed live over the phone by dialing (877) 705-6003 or for international callers by dialing (201) 493-6725. A replay of the call will be available until March 30, 2021 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13716176.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to premium plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth Sweetener®, Wholesome®, Swerve®, Pure Via®, Equal® and Canderel®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to integrate Wholesome and Swerve and achieve the anticipated benefits of the transaction in a timely manner or at all; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; and the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media Relations Contact:

Wyecomm

Penny Kozakos

202-390-4409

Penny.Kozakos@wyecomm.com

Whole Earth Brands, Inc.

Consolidated and Combined Balance Sheets

(In thousands of dollars, except for share and per share data)

	(Successor)	(Predecessor)
	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$16,898	$10,395
Accounts receivable (net of allowances of $955 and $2,832, respectively)	56,423	55,031
Inventories	111,699	121,129
Prepaid expenses and other current assets	5,045	7,283
Total current assets	190,065	193,838

Property, Plant and Equipment, net	47,285	20,340

Other Assets
Operating lease right-of-use assets	12,193	—
Goodwill	153,537	130,870
Other intangible assets, net	184,527	251,243
Deferred tax assets, net	2,671	1,368
Other assets	6,260	2,192
Total Assets	$596,538	$599,851

Whole Earth Brands, Inc.

Consolidated and Combined Balance Sheets

(In thousands of dollars, except for share and per share data)

	(Successor)	(Predecessor)
	December 31, 2020	December 31, 2019
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$25,200	$26,240
Accrued expenses and other current liabilities	29,029	28,040
Current portion of operating lease liabilities	3,623	—
Current portion of long-term debt	7,000	—
Total current liabilities	64,852	54,280
Non-Current Liabilities
Long-term debt	172,662	—
Due to related party	—	8,400
Deferred tax liabilities, net	23,297	31,538
Operating lease liabilities, less current portion	11,324	—
Other liabilities	15,557	17,883
Total Liabilities	287,692	112,101
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 38,426,669 shares issued and outstanding	4	—
Additional paid-in capital	325,679	—
Accumulated deficit	(25,442)	—
Accumulated other comprehensive income	8,605	—
Net parent investment	—	487,750
Total stockholders’ equity	308,846	487,750
Total Liabilities and Stockholders’ Equity	$596,538	$599,851

Whole Earth Brands, Inc.

Consolidated and Combined Statements of Operations

(In thousands of dollars, except for share and per share data)

	(Successor)		(Predecessor)
	Three Months Ended December 31, 2020	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2019
Product revenues, net	$75,688	$147,168	$128,328	$68,769	$272,123
Cost of goods sold	50,520	101,585	77,627	42,597	163,634
Gross profit	25,168	45,583	50,701	26,172	108,489

Selling, general and administrative expenses	27,789	44,616	43,355	16,876	65,896
Amortization of intangible assets	3,180	6,021	4,927	2,756	10,724
Asset impairment charges	—	—	40,600	—	—
Restructuring and other expenses	1,052	1,052	—	1,043	2,193

Operating (loss) income	(6,853)	(6,106)	(38,181)	5,497	29,676

Interest expense, net	(2,210)	(4,371)	(238)	(158)	(500)
Other (expense) income, net	(346)	(578)	801	(164)	(830)
(Loss) income before income taxes	(9,409)	(11,055)	(37,618)	5,175	28,346
Benefit for income taxes	(4,312)	(2,618)	(3,482)	(7,694)	(2,466)
Net (loss) income	$(5,097)	$(8,437)	$(34,136)	$12,869	$30,812

Net loss per share – Basic and diluted	$(0.13)	$(0.22)

Whole Earth Brands, Inc.

Consolidated and Combined Statements of Cash Flows

(In thousands of dollars)

	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Operating activities
Net (loss) income	$(8,437)	$(34,136)	$30,812	$20,841
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation	1,262	—	—	—
Depreciation	1,652	1,334	3,031	3,591
Amortization of intangible assets	6,021	4,927	10,724	11,111
Deferred income taxes	(2,842)	(5,578)	(10,500)	(6,060)
Asset impairment charges	—	40,600	—	—
Pension	(169)	126	(1,648)	1,658
Amortization of inventory fair value adjustments	12,613	—	—	—
Changes in current assets and liabilities:
Accounts receivable	(4,554)	7,726	1,311	2,488
Inventories	(5,305)	3,576	2,004	(692)
Prepaid expenses and other current assets	(2,066)	3,330	(3,097)	236
Accounts payable, accrued liabilities and income taxes	(7,939)	507	(3,057)	269
Other, net	319	(2,504)	2,085	362
Net cash (used in) provided by operating activities	(9,445)	19,908	31,665	33,804

Investing activities
Capital expenditures	(4,489)	(3,532)	(4,037)	(4,039)
Acquisitions, net of cash acquired	(456,508)	—	—	—
Proceeds from sale of fixed assets	—	—	—	1,858
Transfer from trust account	178,875	—	—	—
Net cash used in investing activities	(282,122)	(3,532)	(4,037)	(2,181)

Financing activities
Proceeds from revolving credit facility	47,855	3,500	1,500	7,500
Repayments of revolving credit facility	—	(8,500)	—	(600)
Long-term borrowings	140,000	—	—	—
Repayments of long-term borrowings	(3,500)	—	—	—
Debt issuance costs	(7,139)	—	—	—
Proceeds from sale of common stock and warrants	75,000	—	—	—
Funding to Parent, net	—	(11,924)	(25,442)	(35,432)
Net cash provided by (used in) financing activities	252,216	(16,924)	(23,942)	(28,532)

Effect of exchange rate changes on cash and cash equivalents	714	215	(496)	(24)
Net change in cash and cash equivalents	(38,637)	(333)	3,190	3,067
Cash and cash equivalents, beginning of period	55,535	10,395	7,205	4,138
Cash and cash equivalents, end of period	$16,898	$10,062	$10,395	$7,205

Supplemental disclosure of cash flow information
Interest paid	$3,328	$798	$—	$—
Taxes paid, net of refunds	$3,110	$2,244	$4,571	$5,175

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with a restructuring, public company readiness, M&A transaction expenses and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company's performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our current period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:

o	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. Impairment charges during the calendar year 2020 were incurred only during the predecessor period. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Transaction-related expenses: We exclude transaction-related expenses including transaction bonuses that were paid for by the seller of the businesses acquired by the Company on June 25, 2020. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Public company readiness: We exclude non-recurring organization and consulting costs incurred to establish required public company capabilities. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Brand Introduction expenses: To measure operating performance, we exclude the Company’s sampling program costs with Starbucks. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

o	Restructuring: To measure operating performance, we exclude restructuring costs. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	M&A transaction expenses: We exclude expenses directly related to the acquisition of businesses after the business combination on June 25, 2020. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, share-based compensation expense, impairment of assets, acquisition-related charges and COVID-19 related expenses. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments, impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long term incentives and other items adjusted by management to better understand our financial results.

The Company cannot reconcile its expected Adjusted Gross Profit Margin to Gross Profit Margin under “Outlook” without unreasonable effort because certain items that impact Gross Profit Margin and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, share-based compensation expense, impairment of assets, acquisition-related charges and COVID-19 related expenses. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Whole Earth Brands, Inc.

Adjusted EBITDA reconciliation

(In thousands of dollars)

(Unaudited)

	(Successor)		(Predecessor)
	Three Months Ended December 31, 2020	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2019
Product revenues, net	75,688	147,168	128,328	68,769	272,123
Net (loss) income	$(5,097)	$(8,437)	$(34,136)	$12,869	$30,812
Benefit for income taxes	(4,312)	(2,618)	(3,482)	(7,694)	(2,466)
Other expense (income), net	346	578	(801)	164	830
Interest expense, net	2,210	4,371	238	158	500
Operating (loss) income	(6,853)	(6,106)	(38,181)	5,497	29,676
Depreciation	855	1,652	1,334	794	3,023
Amortization of intangible assets	3,180	6,021	4,927	2,756	10,724
Asset impairment charges	-	-	40,600	-	-
Purchase accounting adjustments	3,911	12,613	-	-	-
Transaction related expenses	431	1,314	10,348	-	-
Long term incentive plan	1,798	2,155	562	(9)	1,151
Non-cash pension expense	98	130	335	1,178	2,767
Severance and related expenses	425	791	1,105	1,115	1,411
Public company readiness	2,370	4,583	569	-	-
Brand introduction costs	-	229	1,131	885	3,463
Restructuring	1,052	1,052	-	1,043	2,193
M&A transaction expenses	4,985	5,068	-	-	-
Other items	1,739	1,671	634	(34)	2,493
Adjusted EBITDA	$13,990	$31,171	$23,366	$13,226	$56,900

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

$ in Thousands	Three Months Ended December 31,
			$ change			% change
	2020 (1)	2019	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Product revenues, net
Branded CPG	$53,300	$42,765	$10,535	$9,455	$1,080	24.6%	22.1%	2.5%
Flavors & Ingredients	$22,388	$26,004	$(3,616)	$(3,616)	$-	-13.9%	-13.9%	0.0%
Combined	$75,688	$68,769	$6,919	$5,839	$1,080	10.1%	8.5%	1.6%

Swerve acquisiton	$4,320	$-	$4,320	$4,320	$-	nm	nm	nm

Organic Product revenues, net
Branded CPG	$48,980	$42,765	$6,215	$5,135	$1,080	14.5%	12.0%	2.5%
Flavors & Ingredients	$22,388	$26,004	$(3,616)	$(3,616)	$-	-13.9%	-13.9%	0.0%
Combined	$71,368	$68,769	$2,599	$1,519	$1,080	3.8%	2.2%	1.6%

$ in Thousands	Twelve Months Ended December 31,
			$ change			% change
	2020 (1)	2019	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Product revenues, net
Branded CPG	$177,606	$165,863	$11,743	$11,703	$40	7.1%	7.1%	0.0%
Flavors & Ingredients	$97,890	$106,260	$(8,370)	$(8,370)	$-	-7.9%	-7.9%	0.0%
Combined	$275,496	$272,123	$3,373	$3,333	$40	1.2%	1.2%	0.0%

Swerve acquisiton	$4,320	$-	$4,320	$4,320	$-	nm	nm	nm

Organic Product revenues, net
Branded CPG	$173,286	$165,863	$7,423	$7,383	$40	4.5%	4.5%	0.0%
Flavors & Ingredients	$97,890	$106,260	$(8,370)	$(8,370)	$-	-7.9%	-7.9%	0.0%
Combined	$271,176	$272,123	$(947)	$(987)	$40	-0.3%	-0.4%	0.0%

(1) Product revenues, net for the three and twelve months ended December 31, 2020 combine the successor and predecessor periods for better comparability to the 2019 periods.

(2) The "foreign exchange" amounts presented, reflect the estimated impact from fluctuations in foreign currerncy exchange rates on product revenues.

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

$ in Thousands	Three Months Ended December 31, 2019				Three Months Ended December 31, 2020
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	Change vs. 2019
Product revenues, net	$68,769	$-	$-	$68,769	$75,688	$-	$-	$75,688	10.1%
Cost of goods sold	42,597	(794)	(1,307)	40,496	50,520	(5,035)	(1,445)	44,040	8.8%
Gross profit	26,172	794	1,307	28,273	25,168	5,035	1,445	31,648	11.9%
Gross profit margin %	38.1%	-	-	41.1%	33.3%	-	-	41.8%	0.7%
Selling, general and administrative expenses	16,876	(1,178)	(651)	15,047	27,789	(1,091)	(9,040)	17,658	17.4%
Amortization of intangible assets	2,756	(2,756)	-	-	3,180	(3,180)	-	-	-
Asset impairment charges	-	-	-	-	-	-	-	-	-
Restructuring and other non-recurring expenses	1,043	-	(1,043)	-	1,052	-	(1,052)	-	-
Operating income	$5,497	$4,728	$3,001	$13,226	$(6,853)	$9,306	$11,537	$13,990	5.8%
Operating margin %	8.0%	-	-	19.2%	(9.1%)	-	-	18.5%	(0.7%)

$ in Thousands	Twelve Months Ended December 31, 2019				Twelve Months Ended December 31, 2020
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	Change vs. 2019
Product revenues, net	$272,123	$-	$-	$272,123	$275,496	$-	$-	$275,496	1.2%
Cost of goods sold	163,634	(3,023)	(4,299)	156,313	179,212	(15,868)	(3,622)	159,722	2.2%
Gross profit	108,489	3,023	4,299	115,810	96,284	15,868	3,622	115,774	(0.0%)
Gross profit margin %	39.9%	-	-	42.6%	34.9%	-	-	42.0%	(0.5%)
Selling, general and administrative expenses	65,896	(2,767)	(4,218)	58,910	87,971	(1,458)	(25,277)	61,236	3.9%
Amortization of intangible assets	10,724	(10,724)	-	-	10,948	(10,948)	-	-	-
Asset impairment charges	-	-	-	-	40,600	(40,600)	-	-	-
Restructuring and other non-recurring expenses	2,193	-	(2,193)	-	1,052	-	(1,052)	-	-
Operating income	$29,676	$16,514	$10,710	$56,900	$(44,287)	$68,873	$29,951	$54,537	(4.2%)
Operating margin %	10.9%	-	-	20.9%	(16.1%)	-	-	19.8%	(1.1%)

Note – 2020 combines predecessor and successor periods.

Whole Earth Brands, Inc.

Adjustment to Operating Income by Income Statement line and nature

(In thousands of dollars)

$ in Thousands	Three Months Ended December 31, 2019						Three Months Ended December 31, 2020
	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impairment	Restructuring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impairment	Restructuring	Operating Income
Non-Cash adjustments
Depreciation	794	-	-	-	-	794	855	-	-	-	-	855
Amortization of intangible assets	-	-	2,756	-	-	2,756	-	-	3,180	-	-	3,180
Asset impairment charges	-	-	-	-	-	-	-	-	-	-	-	-
Non-cash pension expense	-	1,178	-	-	-	1,178	-	98	-	-	-	98
Long term incentive plan	-	-	-	-	-	-	269	993	-	-	-	1,262
Purchase accounting costs	-	-	-	-	-	-	3,911	--	-	-	-	3,911
Total non-cash adjustments	794	1,178	2,756	-	-	4,728	5,035	1,091	3,180	-	-	9,306
Cash adjustments
Restructuring	-	-	-	-	1,043	1,043	-	-	-	-	1,052	1,052
Long term incentive plan	-	(9)	-	-	-	(9)	65	471	-	-	-	536
Transaction related expenses	-	-	-	-	-	-	-	431	-	-	-	431
Severance and related expenses	-	1,115	-	-	-	1,115	-	425	-	-	-	425
Public company readiness	-	-	-	-	-	-	-	2,370	-	-	-	2,370
Brand introduction costs	885	-	-	-	-	885	-	-	-	-	-	-
M&A transaction expenses	-	-	-	-	-	-	-	4,985	-	-	-	4,985
Other items	422	(456)	-	-	-	(34)	1,380	359	-	-	-	1,739
Total cash adjustments	1,307	651	-	-	1,043	3,001	1,445	9,040	-	-	1,052	11,537
Total adjustments	2,101	1,829	2,756	-	1,043	7,729	6,480	10,131	3,180	-	1,052	20,843

$ in Thousands	Twelve Months Ended December 31, 2019						Twelve Months Ended December 31, 2020
	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impairment	Restructuring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impairment	Restructuring	Operating Income
Non-Cash adjustments
Depreciation	3,023	-	-	-	-	3,023	2,986	-	-	-	-	2,986
Amortization of intangible assets	-	-	10,724	-	-	10,724	-	-	10,948	-	-	10,948
Asset impairment charges	-	-	-	-	-	-	-	-	-	40,600	-	40,600
Non-cash pension expense	-	2,767	-	-	-	2,767	-	465	-	-	-	465
Long term incentive plan	-	-	-	-	-	-	269	993	-	-	-	1,262
Purchase accounting costs	-	-	-	-	-	-	12,613	-	-	-	-	12,613
Total non-cash adjustments	3,023	2,767	10,724	-	-	16,514	15,868	1,458	10,948	40,600	-	68,873
Cash adjustments
Restructuring	-	-	-	-	2,193	2,193	-	-	-	-	1,052	1,052
Long term incentive plan	253	898	-	-	-	1,151	186	1,269	-	-	-	1,455
Transaction related expenses	-	-	-	-	-	-	433	11,229	-	-	-	11,662
Severance and related expenses	-	1,411	-	-	-	1,411	-	1,897	-	-	-	1,897
Public company readiness	-	-	-	-	-	-	-	5,152	-	-	-	5,152
Brand introduction costs	3,463	-	-	-	-	3,463	1,360	-	-	-	-	1,360
M&A transaction expenses	-	-	-	-	-	-	-	5,068	-	-	-	5,068
Other items	583	1,910	-	-	-	2,493	1,643	662	-	-	-	2,305
Total cash adjustments	4,299	4,218	-	-	2,193	10,710	3,622	25,277	-	-	1,052	29,951
Total adjustments	7,321	6,986	10,724	-	2,193	27,224	19,490	26,735	10,948	40,600	1,052	98,824

Non-cash adjustments: Within the Adjusted EBITDA reconciliation include certain transactions that are non-cash in nature. Such items include depreciation, amortization of intangibles, asset impairment charges, non-cash pension expense, long term incentive plan expenses (stock based compensation) and purchase accounting adjustments.

Cash adjustments: Within the Adjusted EBITDA reconciliation include certain transactions that are one-off, non-recurring in nature, but have been or will be settled with Company cash.